CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2026, relating to the financial statements of Circle Internet Group, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Circle Internet Group, Inc. for the year ended December 31, 2025. New York, New York March 9, 2026